Exhibit 99.1

Granite Reports Third Quarter 2022 Results

•	Q3 comparable revenue (1) increased year over year led by increases in the California and Mountain Groups
•	Q3 diluted EPS of $1.44 and adjusted diluted EPS (2) of $1.41
•	Construction segment gross profit margin strong at 14.8% excluding the Old Risk Portfolio ("ORP")
•	Continued overall strong market and $4.1 billion in Committed and Awarded Projects ("CAP") (3)
•	Adjusted EBITDA margin (2) guidance for 2022 raised to 6% to 7% after inclusion of the Water Resources and Mineral Services businesses

WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the quarter ended September 30, 2022.

Third Quarter 2022 Results

Net income totaled $73 million, or $1.44 per diluted share, compared to net income of $35 million, or $0.73 per diluted share, for the same period in the prior year. Adjusted net income (2) totaled $63 million and adjusted diluted EPS (2) totaled $1.41, compared to adjusted net income (2) of $43 million and adjusted diluted EPS (2) of $0.93, for the same period in the prior year.

•	Revenue decreased $52 million to $1,010 million compared to $1,062 million in the prior year. Comparable revenue (1), which excludes Granite Inliner revenue of $65 million in the prior year, increased $13 million.
•	Gross profit increased slightly to $120 million compared to the prior year; and gross profit margin increased to 11.9% compared to 11.3% in the prior year.
•	Selling, general, and administrative (“SG&A”) expenses were $62 million or 6.1% of revenue, compared to $78 million or 7.3% of revenue in the prior year. The decrease in SG&A primarily relates to the sale of Granite Inliner and a decrease in incentive compensation.
•	Adjusted EBITDA (2) totaled $97 million compared to $81 million in the prior year.
•	CAP (3) totaled $4,078 million, down $135 million sequentially following the busiest quarter of the year.
•	Cash and marketable securities increased $75 million from the prior quarter to $317 million. Debt was flat from the prior quarter at $288 million with over 80% at a fixed interest rate.

"During the third quarter, we continued to make progress towards achieving our 2024 strategic plan targets of 9% to 11% adjusted EBITDA margin," said Kyle Larkin, Granite President and Chief Executive Officer. "The overall market environment continues to be robust, and our teams are focused on driving improved profitability across our businesses. Our construction gross profit margin for the third quarter, excluding the ORP, was 14.8% following a gross margin of 14.1% in the second quarter. The continued strength of our construction gross profit margin reflects the work that has been underway over the last two years as we transform our project portfolio in alignment with our home market focus. Our third quarter CAP of over $4 billion is strong and is higher quality than prior years. We are raising our full year 2022 adjusted EBITDA margin guidance to 6% to 7% and expect the mid-point of our 2023 adjusted EBITDA margin guidance will be at least 8%. We are well positioned for success as we complete 2022 and move into 2023."

Larkin continued, "I am also pleased with the progress we have made during the third quarter to collect cash and strengthen our excellent liquidity position. We are in position to opportunistically invest in our vertically integrated operations through organic investment and bolt-on acquisitions."

Nine Months Ended September 2022 Results

Net income totaled $78 million, or $1.56 per diluted share, compared to net income of $23 million, or $0.49 per diluted share, year over year. Adjusted net income (2) totaled $88 million and adjusted diluted EPS (2) totaled $1.93, compared to adjusted net income (2) of $81 million and adjusted diluted EPS (2) of $1.74, year over year.

•	Revenue decreased $182 million to $2,514 million compared to $2,696 million year over year. Comparable revenue (1), which excludes Granite Inliner revenue of $36 million in the current year and $174 million in the prior year, decreased $44 million.
•	Gross profit decreased $22 million to $278 million compared to $300 million year over year; and gross profit margin was relatively flat at 11.1%.
•	SG&A expenses were $192 million or 7.6% of revenue, compared to $227 million or 8.4% of revenue year over year.
•	Adjusted EBITDA (2) totaled $165 million compared to $178 million year over year.

(1) Comparable revenue excludes revenue attributable to Granite Inliner, which was sold in March 2022.

(2) Adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

(3) CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.

Third Quarter 2022 Segment Results (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change		2022	2021	Change
Revenue	$848,267	$924,454	$(76,187)	(8.2)%	$2,141,009	$2,369,848	$(228,839)	(9.7)%
Gross profit	$98,329	$99,237	$(908)	(0.9)%	$237,060	$255,443	$(18,383)	(7.2)%
Gross profit as a percent of revenue	11.6%	10.7%			11.1%	10.8%

Committed and Awarded Projects	September 30, 2022	June 30, 2022	Change - Quarter over Quarter		September 30, 2021	Change - Year over Year
California	$1,555,977	$1,629,765	$(73,788)	(4.5)%	$1,493,015	$62,962	4.2%
Central	1,525,672	1,518,970	6,702	0.4%	1,755,779	(230,107)	(13.1)%
Mountain	996,685	1,064,925	(68,240)	(6.4)%	1,079,098	(82,413)	(7.6)%
Total	$4,078,334	$4,213,660	$(135,326)	(3.2)%	$4,327,892	$(249,558)	(5.8)%

Construction revenue in the third quarter decreased compared to the same period in the prior year. The decrease was primarily driven by a decrease in Central Group revenue, coupled with a slight decrease in Mountain Group revenue, offset by an increase in California Group revenue. The decrease in Central Group revenue reflects the ongoing transformation of its project portfolio and timing as ORP projects are completed and new projects are awarded. The California Group carried record CAP into the third quarter driving an increase in revenue year over year. While the Mountain Group reported a decrease in revenue year over year, comparable revenue excluding $60 million of Granite Inliner revenue in the third quarter of 2021 increased by $38 million driven by strong performance in our solar business and the Washington region and supported by the continued strength of the Utah region.

Gross profit in the third quarter slightly decreased compared to the same period in the prior year as losses in the ORP were partially offset by strong performance in the vertically integrated businesses. During the third quarter, ORP revenue totaled $44 million with a gross loss of $21 million and net loss, after non-controlling interest ("NCI"), of $13 million, compared to ORP revenue of $99 million with a gross loss of $10 million and net loss, after NCI of $5 million, for the same period in the prior year. The ORP losses during the quarter primarily related to one project that experienced cost increases and schedule extensions. Excluding the impact of ORP losses during the quarter, Construction gross profit margin was 14.8% compared to 13.3% in the prior year. The year over year increase in the gross profit margin excluding ORP was driven by improved performance by the California and Mountain Groups. For the nine months ended September 30, 2022, ORP revenue totaled $172 million with a gross loss of $45 million and net loss, after NCI of $34 million, compared to ORP revenue of $319 million with a gross loss of $9 million and net loss, after NCI of $0.4 million.

CAP was down $135 million sequentially and down $250 million year over year. Excluding Granite Inliner CAP as of September 30, 2021, our CAP as of September 30, 2022 was down $45 million year over year. Following Granite's busiest quarter of the year, we carried approximately $4 billion of CAP into the fourth quarter and expect CAP to continue to grow in this strong funding environment.

Materials Segment
	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change		2022	2021	Change
Revenue	$161,539	$137,675	$23,864	17.3%	$373,185	$326,366	$46,819	14.3%
Gross profit	$22,038	$20,698	$1,340	6.5%	$40,965	$44,756	$(3,791)	(8.5)%
Gross profit as a percent of revenue	13.6%	15.0%			11.0%	13.7%

Materials revenue in the third quarter increased compared to the same period in the prior year primarily due to aggregate sales volume and prices increases which more than offset lower asphalt sales volumes. During the quarter, revenue increases drove an increase in gross profit year over year. Although gross profit margin was down year over year, gross profit margin increased sequentially as we benefited from energy surcharges implemented in the second quarter.

Outlook

For the 2022 fiscal year, guidance is updated as noted below:

• Revenue updated to a range of $3.2 billion to $3.3 billion
• SG&A expense unchanged in the range of 8.0% to 8.5% of revenue
• Adjusted effective tax rate range unchanged at low-to-mid-20s
• Raised adjusted EBITDA margin (2) range of 6% - 7%
• Capital expenditures updated to a range of $120 million to $130 million

Conference Call

Granite will conduct a conference call today, October 27, 2022, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended September 30, 2022. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through November 3, 2022, by calling 1-877-344-7529, replay access code 4451949; international callers may dial 1-412-317-0088.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite civil construction provider. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit the graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2022 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, 2023 adjusted EBITDA margin guidance, Committed and Awarded Projects (“CAP”), results, 2024 strategic plan targets, the Company's focus on driving improved profitability to achieve the Company's strategic plan targets, 9 to 11 percent adjusted EBITDA margin in 2024, higher quality CAP, the Company is well positioned for success, the addition of CAP in this strong funding environment, the Company is in position to be opportunistic with bolt-on acquisitions that will bolster and expand the Company's vertically integrated operations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2022 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, 2023 adjusted EBITDA margin guidance, CAP, results, 2024 strategic plan targets, the Company's focus on driving improved profitability to achieve the Company's strategic plan targets, 9 to 11 percent adjusted EBITDA margin in 2024, higher quality CAP, the Company is well positioned for success, the addition of CAP in this strong funding environment, the Company is in position to be opportunistic with bolt-on acquisitions that will bolster and expand the Company's vertically integrated operations. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

	September 30, 2022	December 31, 2021	September 30, 2021
ASSETS
Current assets
Cash and cash equivalents	$255,084	$395,647	$464,049
Short-term marketable securities	39,873	—	—
Receivables, net	618,144	464,588	684,822
Contract assets	241,238	145,437	204,046
Inventories	81,296	61,965	77,412
Equity in construction joint ventures	186,824	189,911	195,354
Other current assets	157,231	177,210	39,749
Current assets held-for-sale	—	392,641	—
Total current assets	1,579,690	1,827,399	1,665,432
Property and equipment, net	500,827	433,504	510,658
Long-term marketable securities	21,575	15,600	10,600
Investments in affiliates	78,663	23,368	72,415
Goodwill	73,704	53,715	116,788
Right of use assets	49,590	49,312	58,226
Deferred income taxes, net	45,650	24,141	41,228
Other noncurrent assets	58,265	67,888	86,409
Total assets	$2,407,964	$2,494,927	$2,561,756

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$1,438	$8,727	$8,718
Accounts payable	398,285	324,313	397,152
Contract liabilities	191,037	200,041	195,267
Accrued expenses and other current liabilities	450,223	452,829	499,214
Current liabilities held-for-sale	—	83,408	—
Total current liabilities	1,040,983	1,069,318	1,100,351
Long-term debt	286,872	331,191	331,192
Long-term lease liabilities	32,701	32,928	39,908
Other long-term liabilities	60,664	65,927	67,951
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 43,723,658 shares as of September 30, 2022, 45,840,260 shares as of December 31, 2021 and 45,826,409 shares as of September 30, 2021	437	458	458
Additional paid-in capital	468,662	559,752	558,121
Accumulated other comprehensive income (loss)	535	(3,359)	(3,468)
Retained earnings	481,489	410,831	430,074
Total Granite Construction Incorporated shareholders’ equity	951,123	967,682	985,185
Non-controlling interests	35,621	27,881	37,169
Total equity	986,744	995,563	1,022,354
Total liabilities and equity	$2,407,964	$2,494,927	$2,561,756

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Construction	$848,267	$924,454	$2,141,009	$2,369,848
Materials	161,539	137,675	373,185	326,366
Total revenue	1,009,806	1,062,129	2,514,194	2,696,214
Cost of revenue
Construction	749,938	825,217	1,903,949	2,114,405
Materials	139,501	116,977	332,220	281,610
Total cost of revenue	889,439	942,194	2,236,169	2,396,015
Gross profit	120,367	119,935	278,025	300,199
Selling, general and administrative expenses	61,795	77,603	192,036	227,400
Other costs, net	(490)	3,759	19,445	85,547
Gain on sales of property and equipment, net	(949)	(5,159)	(10,462)	(39,349)
Operating income	60,011	43,732	77,006	26,601
Other (income) expense
Interest income	(1,894)	(293)	(3,246)	(737)
Interest expense	2,519	5,131	10,003	16,019
Equity in income of affiliates, net	(3,491)	(2,539)	(9,656)	(10,578)
Other (income) expense, net	77	106	4,646	(3,018)
Total other (income) expense, net	(2,789)	2,405	1,747	1,686
Income before income taxes	62,800	41,327	75,259	24,915
Provision for (benefit from) income taxes	(6,489)	8,904	(777)	2,068
Net income	69,289	32,423	76,036	22,847
Amount attributable to non-controlling interests	4,104	2,620	1,569	462
Net income attributable to Granite Construction Incorporated	$73,393	$35,043	$77,605	$23,309

Net income per share attributable to common shareholders:
Basic earnings per share	$1.67	$0.76	$1.73	$0.51
Diluted earnings per share	$1.44	$0.73	$1.56	$0.49
Weighted average shares outstanding:
Basic	43,973	45,821	44,739	45,773
Diluted	51,863	47,906	52,613	47,522

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

Nine Months Ended September 30,	2022	2021
Operating activities
Net income	$76,036	$22,847
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	61,714	81,008
Amortization related to long-term debt	1,901	7,038
Gain on sale of business	(6,234)	—
Gain on sales of property and equipment, net	(10,462)	(39,349)
Deferred income taxes	(17,819)	—
Stock-based compensation	6,151	5,181
Equity in net (income) loss from unconsolidated joint ventures	23,585	(8,027)
Net income from affiliates	(9,656)	(10,578)
Other non-cash adjustments	38	664
Changes in assets and liabilities	(139,885)	1,138
Net cash provided by (used in) operating activities	$(14,631)	$59,922
Investing activities
Purchases of marketable securities	(59,810)	(5,000)
Maturities of marketable securities	15,000	—
Purchases of property and equipment	(97,753)	(72,964)
Proceeds from sales of property and equipment	21,110	58,002
Proceeds from the sale of business	142,571	—
Issuance of notes receivable	(7,560)	—
Collection of notes receivable	316	2,581
Net cash provided by (used in) investing activities	$13,874	$(17,381)
Financing activities
Proceeds from long-term debt	50,000	—
Debt principal repayments	(124,911)	(6,795)
Cash dividends paid	(17,587)	(17,846)
Repurchases of common stock	(70,724)	(2,603)
Contributions from non-controlling partners	11,925	15,701
Distributions to non-controlling partners	(6,725)	(3,022)
Other financing activities, net	208	(63)
Net cash used in financing activities	$(157,814)	$(14,628)
Net increase (decrease) in cash, cash equivalents and restricted cash	$(158,571)	$27,913
Cash, cash equivalents and $1,512 in restricted cash at beginning of each period	413,655	437,648
Cash, cash equivalents and $0 and $1,512 in restricted cash at end of period	$255,084	$465,561

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of Other costs, net, which include a legal settlement charge, legal and accounting investigation fees, net costs relating to the resolution of the SEC investigation, strategic acquisition and divestiture expenses, and a gain on sale of property.

We provide adjusted income before provision for (benefit from) income taxes, adjusted provision for (benefit from) income taxes, adjusted net income attributable to Granite Construction Incorporated, and adjusted diluted earnings per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:

•	Other costs, net, which include a legal settlement charge, legal and accounting investigation fees, net costs relating to the resolution of the SEC investigation, and strategic acquisition and divestiture expenses;
•	Interest expense and amortization of debt discount related to our 2.75% Convertible Notes;
•	Transaction costs which includes acquired intangible amortization expense and acquisition related depreciation related to the acquisition of Layne and Liquiforce;
•	Gain on sale of a business and sale of property; and
•	The tax benefit from no longer having businesses classified as held for sale.

Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with U.S. GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies. The Company does not provide a reconciliation of forward-looking adjusted EBITDA margin to the most directly comparable forward-looking GAAP measure of net income (loss) attributable to Granite Construction Incorporated because the timing and amount of the excluded items are unreasonably difficult to fully and accurately estimate.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
EBITDA:
Net income attributable to Granite Construction Incorporated	$73,393	$35,043	$77,605	$23,309
Depreciation, depletion and amortization expense(2)	29,533	28,476	62,437	81,970
Provision for (benefit from) income taxes	(6,489)	8,904	(777)	2,068
Interest expense, net of interest income	625	4,838	6,757	15,282
EBITDA(1)	$97,062	$77,261	$146,022	$122,629
EBITDA margin(1)(3)	9.6%	7.3%	5.8%	4.5%

ADJUSTED EBITDA:
Other costs, net	$(490)	$3,759	$19,445	$85,547
Gain on sale of property	—	—	—	(29,688)
Adjusted EBITDA(1)	$96,572	$81,020	$165,467	$178,488
Adjusted EBITDA margin(1)(3)	9.6%	7.6%	6.6%	6.6%

(1) We define EBITDA as U.S. GAAP net income attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of Other costs, net, and gain on sale of property as described above.

(2) Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.

(3) Represents EBITDA and adjusted EBITDA divided by consolidated revenue of $1,010 million, $1,062 million, $2,514 million and $2,696 million for the three and nine months ended September 30, 2022 and 2021, respectively.

GRANITE CONSTRUCTION INCORPORATED

ADJUSTED NET INCOME RECONCILIATION

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Income before income taxes	$62,800	$41,327	$75,259	$24,915
Interest expense related to 2.75% Convertible Notes (1)	1,912	—	5,738	—
Other costs, net	(490)	3,759	19,445	85,547
Amortization of debt discount	—	1,772	—	5,240
Transaction costs	8,012	5,435	8,012	16,201
Gain on sale of property	—	—	—	(29,688)
Adjusted income before income taxes	$72,234	$52,293	$108,454	$102,215

Provision for (benefit from) income taxes	$(6,489)	$8,904	$(777)	$2,068
Tax benefit from no longer having assets held for sale	17,691	—	17,691	—
Tax effect of adjusting items (2)	2,453	2,851	5,511	20,098
Adjusted provision for income taxes	$13,655	$11,755	$22,425	$22,166

Net income attributable to Granite Construction Incorporated	$73,393	$35,043	$77,605	$23,309
After-tax adjusting items	(10,710)	8,115	9,993	57,202
Adjusted net income attributable to Granite Construction Incorporated	$62,683	$43,158	$87,598	$80,511

Diluted weighted average shares of common stock	51,863	47,906	52,613	47,522
Less: dilutive effect of 2.75% Convertible Notes (3)	(7,309)	(1,522)	(7,309)	(1,226)
Adjusted diluted weighted average shares of common stock	44,554	46,384	45,304	46,296

Diluted net income per share attributable to common shareholders	$1.44	$0.73	$1.56	$0.49
After-tax adjusting items per share attributable to common shareholders	(0.03)	0.20	0.37	1.25
Adjusted diluted earnings per share attributable to common shareholders	$1.41	$0.93	$1.93	$1.74

(1) On January 1, 2022, we adopted ASU 2020-06 that requires the application of the if-converted method for calculating diluted earnings per share. In accordance with the if-converted method, during 2022 interest expense related to the 2.75% Convertible Notes is added back to income in order to calculate adjusted diluted earnings per share attributable to common shareholders.

(2) The tax effect of adjusting items was calculated using the Company’s estimated annual statutory tax rate. The tax effect of adjusting items for the nine months ended September 30, 2022 excludes the $12 million payment for the resolution of the SEC investigation which is not tax deductible.

 (3) When calculating diluted net income per share attributable to common shareholders, U.S. GAAP requires that we include potential share dilution from the 2.75% Convertible Notes as though the shares were converted at the beginning of the period. For the purposes of calculating adjusted diluted net income per share attributable to common shareholders, the dilutive effect from the 2.75% Convertible Notes is removed to reflect the impact of the purchased equity derivative instrument which offsets any potential share dilution from the 2.75% Convertible Notes if they were to be converted.

Contacts:

Investors

Wenjun Xu, 831-761-7861

Or

Media

Erin Kuhlman, 831-768-4111

Source: Granite Construction Incorporated